Exhibit 3

Names and Addresses of the Underwriters

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

HSBC Securities (USA) Inc.

66 Hudson Boulevard

New York, New York 10001

Morgan Stanley & Co. LLC

1585 Broadway Avenue,

New York, New York 10036

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281